EXHIBIT 12



                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Millions of Dollars Except Ratios)


                                         Three Months Ended    Nine Months Ended
                                            October 3, 1999      October 3, 1999
                                         ------------------    -----------------

EARNINGS:

Earnings before income taxes                       $  110.7             $  272.3

Interest expense                                       33.1                 93.0

Portion of rent expense
   representative of an interest factor                 6.7                 20.1
                                                   --------             --------
Adjusted earnings before taxes and
   fixed charges                                   $  150.5             $  385.4
                                                   ========             ========


FIXED CHARGES:

Interest expense                                   $   33.1             $   93.0

Portion of rent expense
  representative of an interest factor                  6.7                 20.1
                                                   --------             --------

Total fixed charges                                $   39.8             $  113.1
                                                   ========             ========
RATIO OF EARNINGS TO FIXED CHARGES
                                                       3.78                 3.41
                                                   ========             ========